Exhibit 99

Southcoast Announces 2015 Second Quarter Results

Mt. Pleasant, S.C., July 9, 2015 / Globe Newswire / - Southcoast Financial Corporation (NASDAQ: SOCB) announced that it had unaudited net income of $873,000, or $0.12 per basic share, for the quarter ended June 30, 2015. This compares to unaudited net income of $709,000, or $0.10 per basic share, for the quarter ended June 30, 2014.  The June 30, 2015 income per share is based on 7,103,751 basic average shares outstanding compared to 7,089,902 basic average shares outstanding for 2014. The 2015 results reflect continued improvements in asset quality, deposit mix, and profitability.

For the quarter ended June 30, 2015, net interest income totaled $3,869,000, an increase of $296,000 from $3,573,000 for the quarter ended June 30, 2014. The net interest margin remained the same for both periods at 3.65%.

Noninterest income for the second quarter of 2015 decreased to $554,000 from $630,000 for the second quarter of 2014, primarily due to a $109,000 decrease in gains on sales of available for sale securities.

Noninterest expense was $3,095,000 for the second quarter of 2015 compared to $3,115,000 for the second quarter of 2014.

For the six months ended June 30, 2015 the Company had unaudited net income of $2,851,000, or $0.40 per basic share.  This compares to unaudited net income of $1,352,000, or $0.19 per basic share for the six months ended June 30, 2014.  This increase year over year is primarily due to the $750,000 gain on the sale of land and negative loan loss provision of $900,000 recognized during the first quarter.

The Company’s ratio of nonperforming assets to total assets was 1.68% as of June 30, 2015, compared to 2.76% as of June 30, 2014.  The allowance for loan losses as a percentage of total loans was 1.30% as of June 30, 2015, compared to 1.73% as of June 30, 2014.  The allowance for loan losses as a percentage of total nonperforming loans totaled 87.40% as of June 30, 2015, compared to 76.40% as of June 30, 2014.

Total assets as of June 30, 2015 were $505.7 million compared to $476.8 million as of December 31, 2014, an increase of 6.05%. Loans increased 5.19% to $383.0 million, from $364.1 million as of December 31, 2014. Deposits increased by $30.2 million, or 9.11% to $361.2 million at June 30, 2015, from $331.0 million at December 31, 2014. This increase was comprised of a $13.8 million increase in noninterest demand deposits, a $9.7 million increase in noninterest bearing non-time deposits, and a $6.7 million increase in time deposits.  These increases represented favorable changes to the Company’s deposit mix.

The subsidiary bank’s capital position as of June 30, 2015 remains in excess of regulatory well-capitalized requirements.

“Our Company’s improved performance for the quarter and year to date reflects steady loan and deposit growth, as well as an improvement in our deposit mix,” said L. Wayne Pearson, Chairman and Chief Executive Officer.

On June 26, 2015, the Company’s stock was added to the Russell Microcap® Index.

About Southcoast Financial Corporation

Southcoast Financial Corporation, headquartered in Mt. Pleasant, South Carolina, is the holding company of Southcoast Community Bank. The Bank, which opened for business July 20, 1998, is a state chartered commercial bank operating from its main office at 530 Johnnie Dodds Boulevard in Mt. Pleasant, South Carolina and ten branches in the Charleston, South Carolina area. Southcoast Financial Corporation’s common stock is traded on the NASDAQ Global Market under the symbol SOCB.

SOURCE   Southcoast Financial Corporation
/ Contact William C. Heslop, Senior Vice President and
Chief Financial Officer, (843) 216-3019

Southcoast Financial Corporation
Consolidated Balance Sheets
(Dollars in thousands)

	June 30	December 31
	2015	2014
	(Unaudited)
Assets
Cash and cash equivalents	$47,189	$33,572
Investments	37,232	39,269
Loans held for sale	360	-
Loans	383,042	364,148
Less: Allowance for loan losses	4,986	5,602

Net loans	378,056	358,546
Fixed assets	19,556	20,455
Other assets	23,254	24,991

Total Assets	$505,647	$476,833

Liabilities & Shareholders' Equity
Deposits:
Noninterest bearing	$62,487	$48,700
Interest bearing nontime	171,393	161,691
Time deposits	127,308	120,643

Total deposits	361,188	331,034
Other borrowings	80,588	83,802
Other liabilities	3,113	4,382
Junior subordinated debentures	10,310	10,310

Total liabilities	455,199	429,528

Shareholders' Equity
Common Stock	54,695	54,643
Accumulated deficit	(3,350)	(6,200)
Accumulated other comprehensive loss	(897)	(1,138)

Total shareholders' equity	50,448	47,305

Total Liabilities and
Shareholders' equity	$505,647	$476,833

Southcoast Financial Corporation
Consolidated Income Statement
(Dollars in thousands, except share data)

	Six Months Ended		Three Months Ended
	June 30	June 30	June 30	June 30
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Interest and fees on loans	$9,075	$8,417	$4,471	$4,182
Interest on investments	491	579	239	278
Interest on Fed funds sold	23	16	15	10

Total interest income	9,589	9,012	4,725	4,470

Interest expense	1,705	1,809	856	897

Net interest income	7,884	7,203	3,869	3,573
Provision for loan losses	(900)	-	-	-

Net interest after provision	8,784	7,203	3,869	3,573

Noninterest income	1,835	1,118	554	630

Total noninterest income	1,835	1,118	554	630

Total operating income	10,619	8,321	4,423	4,203

Noninterest expense
Salaries and benefits	3,653	3,449	1,823	1,690
Occupancy and furniture and equipment	1,406	1,428	705	709
Other expenses	1,176	1,368	567	716

Total noninterest expense	6,235	6,245	3,095	3,115

Income before taxes	4,384	2,076	1,328	1,088
Income tax expense (benefit)	1,533	724	455	379

Net income	$2,851	$1,352	$873	$709

Basic net income per common share	$0.40	$0.19	$0.12	$0.10

Diluted net income per common share	$0.40	$0.19	$0.12	$0.10

Average number of common shares
Basic	7,101,865	7,087,860	7,103,751	7,089,902
Diluted	7,101,865	7,087,860	7,103,751	7,089,902

Southcoast Financial Corporation
SELECTED FINANCIAL DATA
(dollars in thousands, except earnings per share)

	Three Months Ended
	June 30, 2015	June 30, 2014
	(Unaudited)
INCOME STATEMENT DATA
Net interest income	$3,869	$3,573
Provision for loan losses	-	-
Noninterest income	554	630
Noninterest expenses	3,095	3,115
Income Tax expense	455	379
Net income	$873	$709

PER SHARE DATA
Net income per share
Basic	$0.12	$0.10
Diluted	$0.12	$0.10

Average shares outstanding1
Basic	7,103,751	7,089,902
Diluted	7,103,751	7,089,902

Key ratios
Return on assets1	0.73%	0.62%
Return on equity1	7.11%	6.38%
Nonperforming assets to assets2	1.68%	2.76%
Reserve to loans	1.30%	1.73%
Reserve to nonperforming loans3	87.40%	76.40%
Net interest margin1	3.65%	3.65%

1 Ratios for three months are annualized.
2 Includes nonaccruing loans, loans 90 or more days past due still accruing interest, troubled debt restructures, and other real estate owned.
3 Includes nonaccruing loans, loans 90 or more days past due still accruing interest, and troubled debt restructures.